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                                                                       EXHIBIT 8

                                 April 1, 1999

Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, OH 45263


South Florida Bank Holding Corporation
2017 McGregor Boulevard
Ft. Myers, Florida 33901


         RE: Proxy Statement of South Florida Bank Holding Corporation and Prospectus of Fifth Third Bancorp
                  ---------------------------------------------------------

Dear Sirs:

         We have acted as counsel to Fifth Third Bancorp in connection with the Registration Statement on Form S-4, relating to the registration of 484,000 shares of Fifth Third Bancorp to be issued in the merger pursuant to the affiliation agreement by and between Fifth Third Bancorp and South Florida Bank Holding Corporation dated as of October 22, 1998.

         We hereby confirm that the opinions that we are required to give as a condition to the consummation of the merger of South Florida Bank Holding Corporation into Fifth Third Bancorp, as described in the Proxy Statement/Prospectus under the heading "Federal Income Tax Consequences" constitute our opinions with respect to certain material federal income tax consequences of the merger, subject to the assumptions described therein and assuming that we receive the representations referred to therein and in the affiliation agreement.

         We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                                     Very truly yours,

                                                     /s/ GRAYDON, HEAD & RITCHEY
                                                     ---------------------------
                                                     GRAYDON, HEAD & RITCHEY